Exhibit 99.2

Partial Summary of Remarks to be presented at the Annual Meeting of Angeion Shareholders
Re: New Leaf Strategic Review
Angeion Director, Gregory W. Beasley
May 26, 2011

What attracted me to New Leaf is its potential to be a disruptive innovation that attacks two different “jobs to be done” for two types of people:
* how to lose weight, and keep it away
* how to increase athletic performance

These are big global opportunities without satisfactory solutions in place yet.

REVIEW THE PRODUCT

New Leaf, of course, is the business within Angeion that sells products and services to health clubs, who in turn deliver what are called “metabolic assessments” to their members.

So, the service starts with “assessments.” A technician uses this machine first to measure how many calories you use at rest -- this tells you exactly how many calories you should eat per day. It turns out that two people who look alike can differ by 1000 calories per day in what they need to eat. How could you even build a diet without that vital piece of information? With an resting metabolic rate (RMR) assessment, we don’t have to guess -- we know that process addresses the “eating” side of being healthy.

Then we put you on a treadmill or bike, and measure how you consume oxygen as you work harder. This is called an “active metabolic assessment.” From this data we create a heart-rate driven exercise plan tailored for you based on five zones.

After a few months, when you come back for a re-assessment -- wow -- you can see from your numbers how your fitness level has changed. Then we tune your workouts to be a little more challenging, and go from there.

Remember, all the thousands of assessments per month, and even every exercise session you log on your phone or watch, comes back to our servers in the cloud. We are in the process of crunching that data, and already we are seeing measurable improvement. Once we get third-party validation, we will share those results with you and the market.

So, I am convinced New Leaf has the ingredients to create successful disruptive innovation within a huge market. How do we achieve it?

BUSINESS MODEL

Recently we began a process called “Fail Fast at Low Cost” to confirm and refine two new business models.

TEST #1 IS CALLED “SUBSCRIPTION MODEL”

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So with one or more of our partners, we intend to allow our partners to offer “unlimited re-tests” for a flat fee per member per month. If it works as predicted, both New Leaf and our partners earn more money, and the participant achieves higher and more consistent results, over a period of years. Not just a single assessment.

TEST #2 IS CALLED “CONCIERGE MODEL”

With a different partner, we will be providing trained and certified technicians, on site, at a regular interval, to run the testing process for this partner and its members. We can do this profitably and expect we can increase the use of New Leaf at each location. This test has already begun in two American cities.

I expect we will have useful results from both tests within three months.

By the way, our current business model -- selling capital equipment to fitness centers, and the razor blade model of pricing per test -- is still in place for those clubs that still want to do that.

NEW PRODUCTS

We have one very cool product scheduled for release this September -- an updated, sleek and simple iPhone app that feeds you your personalized workouts, and records your progress automatically to our servers in the cloud. We have partnered with an award-winning developer to build this together, and I think it is going to be a further differentiation point between New Leaf and anything else.

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